Exhibit 99.1

Allegheny Technologies Announces Fourth Quarter and Full Year 2013 Results

Fourth Quarter 2013 Results

  Pre-tax gain of $428 million in discontinued operations from sale of the tungsten materials business
  Pre-tax charges of $133 million as a result of restructuring actions and inventory valuation adjustments
    $123 million in continuing operations
    $10 million in discontinued operations
  Sales from continuing operations were $915 million
  Segment operating profit from continuing operations was $44.6 million, or 4.9% of sales, excluding pre-tax charges; segment results were a loss of $10.9 million, or (1.2%) of sales, including charges for inventory valuation adjustments
  Loss from continuing operations attributable to ATI before charges was $8.7 million, or $(0.08) per share; $83.8 million, or $(0.79) per share, including charges
  Net income attributable to ATI was $173.4 million, or $1.62 per share, including all charges and the gain on sale of the tungsten materials business
  Cash on hand at year end 2013 was $1.03 billion

Full Year 2013 Results

  Sales from continuing operations were $4.0 billion
  Loss from continuing operations attributable to ATI before charges was $23.7 million, or $(0.22) per share; $98.8 million, or $(0.93) per share, including charges
  Net income attributable to ATI was $154.0 million, or $1.44 per share, including all charges, the gain on sale of the tungsten materials business, and discontinued operations results
  Gross cost reductions were $141.2 million

PITTSBURGH--(BUSINESS WIRE)--January 22, 2014--Allegheny Technologies Incorporated (NYSE: ATI) reported fourth quarter 2013 sales of $915.3 million and a loss from continuing operations attributable to ATI of $83.8 million, or $(0.79) per share, including $75.1 million net of tax, or $(0.71) per share, of charges for restructuring actions and inventory valuation adjustments. Net income attributable to ATI for the fourth quarter 2013 was $173.4 million, or $1.62 per share, including restructuring charges and inventory valuation adjustments of $75.1 million net of tax, or $(0.71) per share in continuing operations, the previously announced gain on sale of the tungsten materials business of $261.4 million net of tax, or $2.45 per share, and $6.1 million net of tax, or $(0.06) per share of asset impairment charges, in discontinued operations. Fourth quarter 2012 income from continuing operations attributable to ATI was $16.0 million, or $0.15 per share, and net income attributable to ATI was $10.5 million, or $0.10 per share, including an $8.8 million net of tax asset impairment charge in discontinued operations.

For the full year 2013, ATI reported a loss from continuing operations attributable to ATI of $98.8 million, or $(0.93) per share including the $75.1 million, or ($0.71) per share, fourth quarter restructuring charges and inventory valuation adjustments. Net income attributable to ATI was $154.0 million, or $1.44 per share, including the gain on sale of the tungsten materials business, restructuring charges and inventory valuation adjustments in continuing operations, and charges related to discontinued operations. For the full year 2012, income from continuing operations attributable to ATI was $150.5 million, or $1.36 per share, and net income attributable to ATI was $158.4 million, or $1.43 per share, including impairment charges in discontinued operations.

Results of operations, including the effects of charges for restructuring and inventory valuation adjustments, the gain on sale of the tungsten materials business, and discontinued operations were as follows:

	Three Months Ended		Year Ended
	December 31		December 31
	In Millions
	2013	2012	2013	2012

Sales	$915.3	$1,021.4	$4,043.5	$4,666.9

Income (loss) from continuing operations attributable to ATI before charges	(8.7)	16.0	(23.7)	150.5
Charges (a)	(75.1)	0.0	(75.1)	0.0
Income (loss) from continuing operations attributable to ATI	(83.8)	16.0	(98.8)	150.5
Income (loss) from discontinued operations attributable to ATI (b)	257.2	(5.5)	252.8	7.9
Net income attributable to ATI	$173.4	$10.5	$154.0	$158.4

	Per Diluted Share

Continuing operations attributable to ATI per common share before charges	$(0.08)	$0.15	$(0.22)	$1.36
Charges (a)	$(0.71)	$0.00	$(0.71)	$0.00
Continuing operations attributable to ATI per common share	$(0.79)	$0.15	$(0.93)	$1.36
Discontinued operations attributable to ATI per common share (b) (c)	$2.41	$(0.05)	$2.37	$0.07
Net income attributable to ATI per common share (c)	$1.62	$0.10	$1.44	$1.43

(a)	Continuing operations include a $75.1 million after-tax charge, or $(0.71) per share, in the fourth quarter 2013 for restructuring charges primarily associated with facility closures, asset impairment charges, and inventory valuation adjustments.
(b)	Discontinued operations include a $261.4 million after-tax gain on the sale of the tungsten materials business in the fourth quarter 2013. The fourth quarter 2013 and full year 2013 includes after-tax charges of $6.1 million, or $(0.06) per share, and $11.9 million, or $(0.11) per share, respectively, primarily related to asset impairment charges in the fabricated components and iron casting businesses. Fourth quarter and full year 2012 results include after-tax charges of $8.8 million, or $(0.08) per share, for asset impairment charges in the iron castings business.
(c)	Earnings per share for discontinued operations attributable to ATI, and for net income attributable to ATI, for the fourth quarter and full year 2013 do not include the effect of dilutive securities.

“Fourth quarter 2013 operating profit results were negatively impacted by low shipments of many high-value and standard products, low base-selling prices for many products, and the impact of higher raw material input costs for products with longer manufacturing cycle times not aligned with falling raw material sales indices and surcharges, which continue to negatively impact raw materials cost recovery,” said Rich Harshman, Chairman, President and Chief Executive Officer. “While these headwinds created challenging business conditions in the fourth quarter and throughout 2013, we are continuing to see long-term growth opportunities in many of our global markets.”

  ATI’s sales to the key global markets of aerospace and defense, oil and gas/chemical process industry, electrical energy, and medical represented 68% of ATI sales for 2013:
    Sales to the aerospace and defense markets were $1.4 billion and represented 35% of ATI sales.
    Sales to the oil and gas/chemical process industry were $707 million and represented 17% of ATI sales.
    Sales to the electrical energy market were $459 million and represented 11% of ATI sales.
    Sales to the medical market were $208 million and represented 5% of ATI sales.
  Direct international sales were $1.59 billion and represented 39% of ATI 2013 sales.

High-value product sales represented approximately 78% of ATI’s 2013 sales. Sales of nickel-based alloys and specialty alloys represented 25% of 2013 sales. Sales of our titanium products, including Uniti joint venture conversion, represented 16% of 2013 sales. Total titanium product shipments, including flat-rolled titanium products, were 8.0 million pounds in the fourth quarter 2013, bringing the total 2013 shipments to 37.3 million pounds. Sales of precision forgings and castings represented approximately 13% of 2013 sales.

Restructuring Actions and Inventory Valuation Adjustments

In the fourth quarter 2013, ATI recorded pre-tax charges of $133 million as a result of restructuring actions and inventory valuation adjustments, which include non-cash long-lived asset impairment charges. Major restructuring actions and adjustments include:

  Closure of the High Performance Metals segment’s previously idled Albany OR, titanium sponge facility;
  Closure of the Flat-Rolled Products segment’s previously idled New Castle, IN stainless finishing facility, and closure of the Wallingford, CT stainless finishing facility, which is expected to be completed in mid-2014;
  Inventory charges reflecting LIFO-related net realizable value reserves in the High Performance Metals segment;
  Inventory charges related to the market-based valuation of industrial titanium products in the Flat-Rolled Products segment;
  Write down of fixed assets associated with the ongoing divestitures of the iron castings and fabricated components businesses in connection with the previously announced restructuring of the former Engineered Products segment.

Cost savings in 2014 from these actions are expected to be approximately $25 million, concentrated in the second half of the year.

“While market conditions were difficult in 2013, we continued with our restructuring, cost reduction, and lean manufacturing efforts to better align our cost structure, inventory, and production levels to the demands of our customers and end markets,” Rich Harshman said. “Our recent strategic investments in manufacturing capabilities and process technologies enable the closure of older, higher cost operations, and the streamlining of our manufacturing processes by reducing our manufacturing footprint. For example, continued improvement in operating efficiencies at our Rowley, UT titanium sponge facility enables the closure of our standby titanium sponge facility in Albany, OR. In addition, due to productivity improvements from other new technology investments, our Wallingford, CT and New Castle, IN flat-rolled stainless finishing facilities are no longer needed.

“Our goal is to streamline and right size our operations while remaining well-positioned to create value for our strategic customers and our stockholders and realize the expected growth in demand over the next 2 to 5 years from many of our key global markets.

“In the fourth quarter 2013, we also recorded a $35.0 million charge on our inventory valued on the LIFO accounting method in the High Performance Metals segment, which more than offset any fourth quarter 2013 LIFO benefit in this segment. The carrying value of our inventory as valued on the LIFO inventory accounting method exceeded current replacement cost, requiring a pre-tax $35 million net realizable valuation reserve. In addition, continued sluggish demand for industrial titanium products from global markets has resulted in much lower selling prices for these products. As a result, in the fourth quarter we recorded a $20.5 million lower of cost or market reserve for industrial titanium products in the Flat-Rolled Products segment.”

2013 Major Accomplishments

“Throughout 2013, we focused on improving our market position and completing our strategic investments to ensure that ATI remains well-positioned as global and economic conditions improve. These actions are aimed at improving our future performance and positioning ATI to benefit from longer-term growth opportunities. Examples of our strategic actions include:

  We further improved our position in the key end markets of aerospace, oil and gas/chemical process industry, electrical energy, medical, and automotive through strategic and long-term agreements (LTAs) with both existing and new customers. During 2013, across ATI we completed more than 20 new or revised LTAs representing in excess of $3 billion of total revenue potential over the terms of the agreements. The largest LTA was the extension of our long-term supply agreement with The Boeing Company, announced in October. This extension agreement covers value-added titanium mill products and provides opportunity for greater use of ATI’s next-generation and advanced titanium alloys.
  Our Flat-Rolled Products segment Hot-Rolling and Processing Facility (HRPF) was placed into service at the end of 2013. Cold-commissioning has begun and is expected to be completed by the end of the first quarter 2014. We will then move to the hot-commissioning phase, which is expected to run through the end of the third quarter 2014. The HRPF is expected to be producing all of ATI’s flat-rolled products by the end of 2014. This game-changing investment is designed to significantly enhance ATI’s flat-rolled products capabilities for all alloys, reduce manufacturing cycle times, and lower production costs.
  In October, we began the premium-quality (PQ) qualification program at our Rowley titanium sponge facility. Although we are operating at a low utilization rate primarily due to reduced demand for industrial titanium products, we continue to achieve improvements in key areas such as cake size and yield.
  In November, we completed the sale of our tungsten materials business for an all cash purchase price of approximately $605 million. The $428 million pre-tax gain from the sale is included in the results of discontinued operations for the fourth quarter 2013.
  We are in a solid liquidity position with approximately $1.4 billion, including cash on hand at the end of the year of approximately $1.03 billion and no borrowings outstanding under our $400 million domestic borrowing facility. Capital expenditures in 2013 were approximately $613 million, the majority of which related to the HRPF.
  We continued to focus on reducing our cost structure, achieving gross cost reductions before the effects of inflation of over $141 million in 2013.”

Strategy and Outlook

“As we begin 2014, while challenging conditions remain, global economic conditions appear to be moderately improving, although at lower rates of growth than past recoveries. Again, we begin the year cautiously optimistic that business conditions will gradually improve as we move through 2014,” Mr. Harshman continued.

“We continue to believe market conditions remain favorable for strong secular growth over the next 2 to 5 years in many of our key global markets. Aerospace build rates are expected to continue to increase and OEM backlogs remain at record levels. Demand for ATI’s high performance specialty materials and components is expected to increase in support of the higher build rates. Also, demand for our innovative new products is expected to begin a multi-year period of significant growth as new technology airframe and jet engine deliveries increase. We also expect to see modest growth in demand for jet engine spare parts as we move through 2014.

“Global oil and gas exploration and production forecasts project spending to remain strong, which is expected to result in increased upstream capital spending, especially in the U.S.

“We expect moderate growth in demand for our high performance specialty materials from the medical market.

“In the short-term, demand from the electrical energy market is expected to remain flat for both power generation and power distribution because of modest GDP growth in advanced economies, improved energy efficiencies resulting in lower demand growth, and improving, but still weak, new housing construction in the U.S.

“In our High Performance Metals segment, we expect to benefit from growing demand from most of our key global markets and increasing demand for our new products, especially from the aerospace market. These benefits are expected to more than offset continued weakness in demand from the nuclear energy market and weak demand for forged products from the global mining equipment market.

“In our Flat-Rolled Products segment, we expect to see improved demand in 2014, compared to 2013, for our high-value products, particularly nickel-based alloys and specialty alloys, and Precision Rolled Strip® products. However, we remain cautious in the near-term about domestic GDP-sensitive markets as consumer and business confidence remain low. This, combined with excess global supply of stainless sheet and plate products and grain-oriented electrical steel products, continues to pressure base-selling prices for these products. The new HRPF is expected to result in lower costs, reduced cycle times, and revenue growth beginning in 2015. The commissioning of the HRPF will take most of 2014 and is currently expected to result in start-up costs of approximately $30 - $35 million, pre-tax, in 2014.

“We currently expect 2014 pre-tax retirement benefit expense to be about $99 million, or approximately $30 million lower than 2013. Most of the 2014 pension expense is expected to be non-cash.

“We expect 2014 pre-tax interest expense to be approximately $42 million higher in 2014 than the $65 million recorded in 2013, due to the HRPF’s in-service status, which will reduce capitalized interest on major strategic capital costs.

“We currently expect 2014 capital expenditures to be approximately $300 million, which is $313 million lower than in 2013 due to the status of the HRPF. Depreciation and amortization expense in 2014 is forecasted to be approximately $180 million.

“It has been difficult to forecast demand and pricing trends for most of our products over the last several years primarily due to the fall-out from global economic and fiscal policy uncertainties. As we ended 2013, demand and pricing showed signs of stabilization, and we are seeing early signs of modest growth in demand. However, most customers remain cautious and are showing no significant signs of building inventories in anticipation of a strong recovery. We will remain focused on actions to enhance ATI’s competitive position and improve the cost structure of our businesses. As part of this effort we are targeting $100 million in new gross cost reductions for the full year 2014. We believe that this focus combined with the capabilities of our strategic investments, including the HRPF, and other strategic actions designed to transform ATI into an aligned and integrated global leader in specialty materials products and components, will keep ATI well-positioned for sustainable profitable growth as market conditions improve in 2014 and beyond.”

Fourth Quarter and Full Year 2013 Financial Results

  Sales for the fourth quarter 2013 were $915 million, compared to $1.02 billion in the fourth quarter 2012. Compared to the fourth quarter 2012, sales decreased 17% in the High Performance Metals segment resulting from lower shipments and lower raw material surcharges due to declines in nickel raw material and titanium scrap costs. In the Flat-Rolled Products segment, sales declined 4% primarily due to lower raw material surcharges and weak base-selling prices for standard stainless and grain-oriented electrical steel products, which offset higher shipment volumes for both high value and standard products.
  Sales for the full year 2013 were $4.04 billion compared to $4.67 billion for 2012. Direct international sales were $1.59 billion and represented 39% of total sales, compared to 37% for 2012. Compared to the full year 2012, sales decreased 16% in the High Performance Metals segment and 11% in the Flat-Rolled Products segment.
  Fourth quarter 2013 segment operating profit was $44.6 million, or 4.9% of sales, excluding restructuring and inventory valuation charges. Fourth quarter 2013 restructuring charges related to business segment facility closures were excluded from segment results. Segment operating results as reported, including inventory valuation charges, were a loss of $10.9 million, or (1.2%) of sales. Segment operating profit for the fourth quarter 2012 was $91.0 million, or 8.9% of sales.
  Full year 2013 segment operating profit was $219.9 million, or 5.4% of sales, excluding restructuring and inventory valuation charges. Segment operating profit as reported, including inventory valuation charges, was $164.4 million, or 4.1% of sales. Segment operating profit for the full year 2012 was $513.2 million, or 11.0% of sales.
  Income (loss) from continuing operations attributable to ATI for the fourth quarter 2013 was a loss of $83.8 million, or $(0.79) per share, including restructuring and inventory valuation charges of $75.1 million net of tax, or $(0.71) per share. For the fourth quarter 2012, income from continuing operations attributable to ATI was $16.0 million, or $0.15 per share.
  Net income attributable to ATI for the fourth quarter 2013 was $173.4 million, or $1.62 per share, and included the $75.1 million net of tax charges in continuing operations for restructuring and inventory valuation, and the results of discontinued operations, which include the $261.4 million net of tax gain on the sale of the tungsten materials business and $6.1 million net of tax charges relating to ongoing divestitures in the former Engineered Products segment. Net income attributable to ATI for the fourth quarter 2012 was $10.5 million, or $0.10 per share.
  Full year 2013 income (loss) from continuing operations attributable to ATI was a loss of $98.8 million, or $(0.93) per share, including restructuring and inventory valuation charges of $75.1 million, or $(0.71) per share. Income from continuing operations attributable to ATI for the full year 2012 was $150.5 million, or $1.36 per share. Net income attributable to ATI was $154.0 million, or $1.44 per share, for the full year 2013, compared to $158.4 million, or $1.43 per share, for 2012.
  Cash flow provided by operations for 2013 was $368.4 million, including $141.0 million in the fourth quarter 2013.
  Cash on hand at the end of 2013 was $1.03 billion, an increase of $491.1 million from September 30, 2013 and $722.2 million from year-end 2012.
  Gross cost reductions, before the effects of inflation, totaled $17.8 million company-wide in the fourth quarter 2013. Gross cost reductions for the full year 2013 totaled $141.2 million.

High Performance Metals Segment

Market Conditions

  Demand remained soft in the fourth quarter 2013 for many of our products compared to the third quarter 2013. Mill product shipments of our nickel-based and specialty alloys increased 5%, shipments of our titanium and titanium alloys declined 16%, and shipments of zirconium and related alloys were flat. Sales of precision forgings and castings decreased 8% compared to the third quarter 2013. Sales in the fourth quarter 2013 to the aerospace market, the segment’s largest end market, decreased 8% compared to the third quarter 2013 primarily due to lower raw material surcharges/indices and continued aggressive supply chain inventory management in the jet engine market. Also, shorter lead times and excess capacity has resulted in lower base-selling prices for certain transactional business. Direct international sales represented over 43% of total segment sales for 2013.

Fourth quarter 2013 compared to fourth quarter 2012

  Sales decreased 17% to $436.7 million compared to the fourth quarter 2012 primarily as a result of lower mill product shipments and a decrease in sales of precision forged and cast components due to lower demand from the jet engine, construction and mining, nuclear energy, and oil and gas markets. In addition, lower raw material indices and lower base-selling prices negatively affected revenues.
  Segment operating profit decreased to $52.1 million, or 11.9% of total sales, excluding $35.0 million of LIFO-related net realizable value charges, compared to $81.6 million, or 15.5% of total sales, for the fourth quarter 2012 primarily as a result of lower shipments. Fourth quarter 2013 segment operating profit as reported, including inventory valuation charges, was $17.1 million, or 3.9% of sales. Fourth quarter 2013 segment operating profit included a LIFO inventory valuation reserve benefit of $26.1 million, which was partially offset by higher costs for raw materials, primarily nickel, resulting from the misalignment of the raw material surcharge with raw material costs due to the long manufacturing cycle of certain products. Due to deflationary impacts primarily related to titanium products, the carrying value of our inventory as valued on the LIFO inventory accounting method exceeded replacement cost, requiring a $35.0 million valuation reserve charge, which offsets the fourth quarter 2013 LIFO benefit. Fourth quarter 2012 segment operating profit included a LIFO inventory valuation reserve benefit of $27.2 million. Segment results were also impacted by the strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain titanium products.
  Results benefited from $13.2 million of gross cost reductions in the fourth quarter 2013, bringing the full year 2013 gross cost reductions in this segment to $90.7 million.

Flat-Rolled Products Segment

Market Conditions

  Demand was lower compared to the third quarter 2013 from the oil and gas/chemical process industry and electrical energy markets. Demand improved modestly in the automotive, food equipment and appliances, and electronics/computers/communications markets. Compared to the third quarter 2013, shipments increased 5% for standard stainless (sheet and plate) products, and shipments of high-value products, which includes titanium, nickel-based alloys, Precision Rolled Strip® products, and grain-oriented electrical steel products were flat. Fourth quarter 2013 Flat-Rolled Products segment titanium shipments, including Uniti joint venture conversion, were 2.8 million pounds, an 18% decrease compared to the third quarter 2013, due to weak demand from global industrial markets. Flat-Rolled Products segment shipment information is presented in the attached Selected Financial Data – Mill Products table.

Fourth quarter 2013 compared to fourth quarter 2012

  Sales were $478.6 million, 4% lower than the prior year period, primarily due to lower raw material surcharges and reduced base prices for most products. Shipments of high-value products increased 10% compared to the fourth quarter 2012 as shipments of our Precision Rolled Strip® products, nickel-based alloys and titanium increased. Shipments of standard stainless products increased 6%. Average selling prices declined 13% for standard stainless products, primarily due to lower raw material surcharges. Average selling prices declined 8% for high-value products, primarily due to lower selling prices for titanium products and grain-oriented electrical steel products.
  Segment operating results were a loss of $7.5 million, or (1.6%) of total sales, excluding $20.5 million of inventory charges related to the market-based valuation of industrial titanium products, compared to a profit of $9.4 million, or 1.9% of total sales, in the fourth quarter 2012 primarily due to lower base-selling prices for standard stainless and grain-oriented electrical steel products and reduced shipments of certain high-value products due to delays of major project business. Fourth quarter 2013 segment operating results as reported, including inventory valuation charges, were a loss of $28.0 million, or (5.9%) of sales. The fourth quarter 2013 included a LIFO inventory valuation reserve benefit of $15.7 million, which was partially offset by higher costs for raw materials, which did not align with raw material surcharges. The fourth quarter 2012 included a LIFO inventory valuation reserve benefit of $20.0 million.
  Results benefited from $4.6 million in gross cost reductions in the fourth quarter 2013, bringing the full year 2013 gross cost reductions in this segment to $50.5 million.

Restructuring Charges

  In the fourth quarter 2013, ATI recorded $67.5 million in pre-tax restructuring charges in continuing operations, including $59.3 million of long-lived asset impairment charges and costs associated with facility closures. Impairment charges include the previously idled Albany, OR standard titanium sponge production facility in the High Performance Metals segment, and the previously idled New Castle, IN finishing facility in the Flat-Rolled Products segment. Additionally, in December 2013, ATI announced the mid-2014 closure of the Wallingford, CT finishing facility in the Flat-Rolled Products segment. Restructuring charges also include $6.1 million in termination benefits for pension and other postretirement benefit plans and $2.1 million in other severance charges, associated with the Wallingford, CT plant closure and other workforce reductions.

Other Expenses

  Corporate expenses for the fourth quarter 2013 were $10.7 million, compared to $16.0 million in the year-ago period. The decrease in corporate expenses was primarily related to lower incentive compensation expenses associated with performance plans.
  Interest expense, net of interest income and capitalized interest, for the fourth quarter 2013 was $18.7 million, compared to $15.9 million in the fourth quarter 2012. The increase in interest expense was primarily due to the $500 million, 5.875% ten-year senior notes issued in July 2013, partially offset by increased capitalized interest.
  Capitalized interest on major strategic capital projects reduced interest expense by $12.7 million and $7.8 million for the 2013 and 2012 fourth quarters, respectively. Full year 2013 and 2012 capitalized interest was $45.7 million and $24.5 million, respectively. Capitalized interest for all periods primarily related to the HRPF project. In 2014, due to the HRPF’s in-service status, we expect to have significantly lower capitalized interest, which is expected to result in $42 million higher net interest expense than 2013.
  Other expenses for the fourth quarter 2013 totaled $3.2 million, compared to $3.7 million in the prior year period, both relating to closed operations.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, decreased to $29.8 million in the fourth quarter 2013, compared to $34.5 million in the third quarter 2013 and $30.6 million in the fourth quarter 2012. Retirement benefit expense decreased by approximately $5 million compared to the third quarter 2013 due to the remeasurement of pension expense following the sale of the tungsten materials business. Retirement benefit expense as presented excludes $6.1 million of termination benefits, which are included in restructuring charges.
  For the fourth quarter 2013, retirement benefit expense of $23.7 million was included in cost of sales and $6.1 million was included in selling and administrative expenses. For the fourth quarter 2012, retirement benefit expense of $22.6 million was included in cost of sales and $8.0 million was included in selling and administrative expenses.
  For the full year 2013, retirement benefit expense of $101.1 million was included in cost of sales, and $28.2 million was included in selling and administrative expenses, compared to full year 2012 retirement benefit expense of $89.3 million in cost of sales and $33.1 million in selling and administrative expenses.
  We currently expect pre-tax retirement benefit expense, excluding 2013 termination benefits, to be approximately $30 million lower in 2014 than in 2013 due primarily to the favorable effects of a higher discount rate used to value retirement benefit obligations and higher than expected returns on plan assets for pension obligations. Pension expense is expected to be approximately $58 million in 2014 compared to pension expense of $100.7 million in 2013. We expect most of the 2014 pension expense to be non-cash. At December 31, 2013, our U.S. qualified defined benefit plan was approximately 88% funded, as measured for financial reporting purposes. We are not required to make any contribution to this plan for 2014. Other postretirement benefit expense is expected to increase by $12 million in 2014, compared to 2013, due primarily to the full recognition in 2013 of prior service credits. As a result, we expect 2014 pre-tax retirement benefit expense, which includes defined benefit pension expense and defined benefit and defined contribution other postretirement benefit expense, of approximately $99 million compared to $129.3 million in 2013.

Income Taxes

  The fourth quarter 2013 benefit for income taxes on continuing operations was $59.2 million, or 42.0% of the pre-tax loss, compared to the 2012 provision for income taxes on continuing operations of $5.8 million, or 23.4% of income before tax. The fourth quarter 2013 provision for income taxes on discontinued operations, which includes the effects of the tungsten materials sale, was $161.4 million, or 39% of pre-tax income from discontinued operations. Income taxes in both periods include the effects of adjustments related to prior years’ and foreign taxes.

Cash Flow, Working Capital and Debt

  Cash on hand was $1,026.8 million at year-end 2013, an increase of $491.1 million from September 30, 2013 and $722.2 million from year-end 2012.
  Cash flow provided by operations in the fourth quarter 2013 was $141.0 million. Cash flow provided by operations for 2013 was $368.4 million and included a reduction of $242.0 million in managed working capital, excluding the effects of the sale of the tungsten materials business. The reduction in managed working capital during 2013 resulted from a $206.5 million decrease in inventory and a $40.9 million decrease in accounts receivable, partially offset by a $5.4 million decrease in accounts payable. At December 31, 2013, managed working capital was 39.4% of annualized sales, compared to 41.1% of annualized fourth quarter sales at year-end 2012. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $11.0 million in 2013, as $612.7 million of capital expenditures, the majority of which was related to the construction of the new Flat-Rolled Products segment Hot-Rolling and Processing Facility (HRPF), were offset by cash proceeds from the sale of the tungsten materials business of $600.9 million, net of transaction costs.
  Cash provided by financing activities was $364.8 million in 2013 and included net proceeds of $494.8 million from the $500 million of senior notes issued in July 2013, partially offset by dividend payments of $76.9 million, repayments of other indebtedness of $31.5 million, and dividend payments to noncontrolling interests of $18.0 million.
  Net debt as a percentage of total capitalization decreased to 24.1% at December 31, 2013, compared to 32.2% at the end of 2012. Total debt to total capital was 40.2% at December 31, 2013, compared to 37.4% at the end of 2012.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Allegheny Technologies will conduct a conference call with investors and analysts on Wednesday, January 22, 2014, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical process industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2012, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.0 billion in 2013. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012

Sales	$915.3	$1,021.4	$4,043.5	$4,666.9
Costs and expenses:
Cost of sales	904.0	901.8	3,790.9	4,041.4
Selling and administrative expenses	66.3	78.3	276.4	321.6
Restructuring costs	67.5	-	67.5	-
Income (loss) before interest, other income and income taxes	(122.5)	41.3	(91.3)	303.9
Interest expense, net	(18.7)	(15.9)	(65.2)	(71.6)
Other income (expense), net	0.4	(0.6)	1.7	0.0
Income (loss) from continuing operations before income taxes	(140.8)	24.8	(154.8)	232.3
Income tax provision (benefit)	(59.2)	5.8	(63.6)	72.4
Income (loss) from continuing operations	(81.6)	19.0	(91.2)	159.9
Income (loss) from discontinued operations, net of tax	257.2	(5.5)	252.8	7.9
Net income	$175.6	$13.5	$161.6	$167.8
Less: Net income attributable to noncontrolling interests	2.2	3.0	7.6	9.4
Net income attributable to ATI	$173.4	$10.5	$154.0	$158.4

Basic net income (loss) per common share
Continuing operations attributable to ATI per common share	$(0.79)	$0.15	$(0.93)	$1.42
Discontinued operations attributable to ATI per common share	2.41	(0.05)	2.37	0.07
Basic net income attributable to ATI per common share	$1.62	$0.10	$1.44	$1.49

Diluted net income (loss) per common share
Continuing operations attributable to ATI per common share	$(0.79)	$0.15	$(0.93)	$1.36
Discontinued operations attributable to ATI per common share	2.41	(0.05)	2.37	0.07
Diluted net income attributable to ATI per common share	$1.62	$0.10	$1.44	$1.43

Amounts attributable to ATI common stockholders
Income (loss) from continuing operations, net of tax	$(83.8)	$16.0	$(98.8)	$150.5
Income (loss) from discontinued operations, net of tax	257.2	(5.5)	252.8	7.9
Net income	$173.4	$10.5	$154.0	$158.4

Weighted average common shares outstanding -- basic (millions)	106.8	106.3	106.8	106.1
Weighted average common shares outstanding -- diluted (millions)	106.8	107.2	106.8	116.7
Actual common shares outstanding -- end of period (millions)	108.0	107.4	108.0	107.4

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Sales:
High Performance Metals	$436.7	$525.1	$1,944.8	$2,314.0
Flat-Rolled Products	478.6	496.3	2,098.7	2,352.9

Total External Sales	$915.3	$1,021.4	$4,043.5	$4,666.9

Operating Profit (Loss):

High Performance Metals (a)	$17.1	$81.6	$209.1	$385.4
% of Sales	3.9%	15.5%	10.8%	16.7%

Flat-Rolled Products (b)	(28.0)	9.4	(44.7)	127.8
% of Sales	-5.9%	1.9%	-2.1%	5.4%

Operating Profit (Loss) (c)	(10.9)	91.0	164.4	513.2
% of Sales	-1.2%	8.9%	4.1%	11.0%

Corporate expenses	(10.7)	(16.0)	(43.0)	(68.4)

Interest expense, net	(18.7)	(15.9)	(65.2)	(71.6)

Restructuring costs	(67.5)	-	(67.5)	-

Closed company and other expenses	(3.2)	(3.7)	(14.2)	(18.5)

Retirement benefit expense	(29.8)	(30.6)	(129.3)	(122.4)

Income (loss) before income taxes	$(140.8)	$24.8	$(154.8)	$232.3

(a)	2013 amounts include a $35.0 million LIFO-related net realizable value charge. Excluding this charge, High Performance Metals operating profit was $52.1 million, or 11.9% of sales, and $244.1 million, or 12.6% of sales, for the three and twelve months ended December 31, 2013, respectively.

(b)

2013 amounts include a $20.5 million inventory charge related to the market-based valuation of industrial titanium products. Excluding this charge, Flat-Rolled Products operating loss was ($7.5) million, or (1.6%) of sales, and ($24.2) million, or (1.2%) of sales, for the three and twelve months ended December 31, 2013, respectively.

(c)	2013 amounts include a $55.5 million charge for inventory valuation adjustments. Excluding this charge, segment operating profit was $44.6 million, or 4.9% of sales, and $219.9 million, or 5.4% of sales, for the three and twelve months ended December 31, 2013, respectively.

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	December 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$1,026.8	$304.6
Accounts receivable, net of allowances for doubtful accounts of $5.3 and $5.5 at December 31, 2013 and 2012, respectively	528.2	613.3
Inventories, net	1,322.1	1,536.6
Prepaid expenses and other current assets	67.6	56.1
Current assets of discontinued operations	6.1	-
Total Current Assets	2,950.8	2,510.6

Property, plant and equipment, net	2,874.1	2,559.9
Cost in excess of net assets acquired	727.9	740.1
Deferred income taxes	-	71.5
Other assets	342.0	365.7
Noncurrent assets of discontinued operations	3.7	-

Total Assets	$6,898.5	$6,247.8

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$471.8	$499.9
Accrued liabilities	310.9	330.5
Deferred income taxes	3.5	24.0
Short term debt and current portion of long-term debt	419.9	17.1
Current liabilities of discontinued operations	4.9	-
Total Current Liabilities	1,211.0	871.5

Long-term debt	1,527.4	1,463.0
Accrued postretirement benefits	442.4	495.2
Pension liabilities	368.2	721.1
Deferred income taxes	206.6	-
Other long-term liabilities	148.2	109.9
Total Liabilities	3,903.8	3,660.7

Total ATI stockholders' equity	2,894.2	2,479.6
Noncontrolling interests	100.5	107.5
Total Equity	2,994.7	2,587.1

Total Liabilities and Equity	$6,898.5	$6,247.8

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)

	Twelve Months Ended
	December 31
	2013	2012

Operating Activities:

Net income	$161.6	$167.8

Depreciation and amortization	189.9	194.0
Deferred taxes	70.1	(19.4)
Non-cash restructuring costs	72.7	13.0
Gain on sale of business	(428.3)	-
Change in managed working capital	179.9	(47.3)
Change in retirement benefits	70.6	58.9
Accrued liabilities and other	51.9	60.5
Cash provided by operating activities	368.4	427.5
Investing Activities:
Purchases of property, plant and equipment	(612.7)	(382.0)
Proceeds from sale of business, net of transaction costs	600.9	-
Asset disposals and other	0.8	3.3
Cash used in investing activities	(11.0)	(378.7)
Financing Activities:
Borrowings on long-term debt	500.0	-
Payments on long-term debt and capital leases	(17.1)	(16.7)
Net repayments under credit facilities	(14.4)	(10.4)
Debt issuance costs	(5.2)	-
Dividends paid to shareholders	(76.9)	(76.5)
Dividends paid to noncontrolling interest	(18.0)	-
Taxes on share-based compensation and other	(3.6)	(21.2)
Cash provided by (used in) financing activities	364.8	(124.8)
Increase (decrease) in cash and cash equivalents	722.2	(76.0)
Cash and cash equivalents at beginning of period	304.6	380.6
Cash and cash equivalents at end of period	$1,026.8	$304.6

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Shipment Volume:

Flat-Rolled Products (000's lbs.)
High value	117,918	107,604	468,551	475,808
Standard	165,331	155,600	665,977	656,285
Flat-Rolled Products total	283,249	263,204	1,134,528	1,132,093

Average Selling Prices:

Flat-Rolled Products (per lb.)
High value	$2.39	$2.61	$2.63	$2.89
Standard	$1.17	$1.35	$1.28	$1.46
Flat-Rolled Products combined average	$1.68	$1.87	$1.84	$2.06

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Continuing operations:
Numerator for Basic net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI	$(83.8)	$16.0	$(98.8)	$150.5
Effect of dilutive securities:
4.25% Convertible Notes due 2014	-	-	-	8.5
Numerator for Dilutive net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI after assumed conversions	$(83.8)	$16.0	$(98.8)	$159.0

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	106.8	106.3	106.8	106.1
Effect of dilutive securities:
Share-based compensation	-	0.9	-	0.9
4.25% Convertible Notes due 2014	-	-	-	9.6
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average assuming conversions	106.8	107.2	106.8	116.6

Basic income (loss) from continuing operations attributable to ATI per common share	$(0.79)	$0.15	$(0.93)	$1.42

Diluted income (loss) from continuing operations attributable to ATI per common share	$(0.79)	$0.15	$(0.93)	$1.36

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	December 31,
	2013	2012

Accounts receivable	$528.2	$613.3
Inventory	1,322.1	1,536.6
Accounts payable	(471.8)	(499.9)
Subtotal	1,378.5	1,650.0

Allowance for doubtful accounts	5.3	5.5
LIFO reserve	(29.4)	76.9
Inventory reserves	84.4	63.1
Corporate and other	2.6	5.3
Managed working capital of discontinued operations	5.1	-
Managed working capital	$1,446.5	$1,800.8

Annualized prior 2 months sales	$3,675.0	$4,380.0

Managed working capital as a % of annualized sales	39.4%	41.1%

December 31, 2013 change in managed working capital	$(354.3)
Managed working capital divested	112.3
Net change in managed working capital	$(242.0)

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	December 31,
	2013	2012

Total debt	$1,947.3	$1,480.1
Less: Cash	(1,026.8)	(304.6)
Net debt	$920.5	$1,175.5

Net debt	$920.5	$1,175.5
Total ATI stockholders' equity	2,894.2	2,479.6
Net ATI capital	$3,814.7	$3,655.1

Net debt to ATI capital	24.1%	32.2%

Total debt	$1,947.3	$1,480.1
Total ATI stockholders' equity	2,894.2	2,479.6
Total ATI capital	$4,841.5	$3,959.7

Total debt to total ATI capital	40.2%	37.4%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004